EXHIBIT 2.2

EXECUTION VERSION

GUARANTEE AND AGREEMENT

This GUARANTEE AND AGREEMENT, dated as of May 1, 2012 (this “Guarantee”), is by Louis Dreyfus Commodities LLC, a Delaware limited liability company (“Guarantor”), in favor of the Company (as defined below).

Background

A.
LD Commodities Sugar Holdings LLC, a Delaware limited liability company (“Parent”), is a wholly owned direct or indirect subsidiary of Guarantor, and Louis Dreyfus Commodities Subsidiary Inc., a Texas corporation, is a wholly-owned subsidiary of Parent (“Merger Sub”).

B.
Parent and Merger Sub have each entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Imperial Sugar Company, a Texas corporation (the “Company”).

C.	Guarantor will derive substantial direct or indirect benefit from the transactions contemplated by the Merger Agreement and the other ancillary documents thereto.

D.
Guarantor has deemed the execution, delivery, and performance of this Guarantee advisable and in the best interests, and within the business purposes of, Guarantor, and Guarantor acknowledges that the Company would not have entered into the Merger Agreement absent this Guarantee.

Agreement

Unless otherwise defined herein or the context otherwise requires, words and phrases defined in the Merger Agreement shall have the same meaning herein.

In consideration of the foregoing and the representations, warranties, and agreements contained in this Guarantee and in order to induce the Company to enter into the Merger Agreement, Guarantor hereby agrees with the Company as follows:

ARTICLE 1.

GUARANTEE

Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the full and prompt payment and performance when due of all Parent’s and Merger Sub’s duties and obligations arising under, or in connection with, the Merger Agreement, whether now existing or hereafter arising (together with the Guaranteed Expenses, as defined below, the “Guaranteed Obligations”), subject to the Cap (as defined below).  Guarantor further agrees to pay all reasonable documented out-of-pocket expenses, legal and/or otherwise (including court costs and reasonable outside attorneys’ fees), paid or incurred by the Company in defending, enforcing or collecting upon this Guarantee in any litigation, bankruptcy or insolvency proceedings or otherwise  to the extent the Company is successful in such action (with all such expenses being referred to as the “Guaranteed Expenses”) and subject to the Cap (as defined below).  Notwithstanding any other provision in this Guarantee, the maximum aggregate amount payable by the Guarantor under this Guarantee for Guaranteed Obligations shall in no event exceed $150,000,000 (the “Cap”), it being understood that in any case this Guarantee may not be enforced against the Guarantor without giving effect to the Cap.  For the avoidance of doubt, Guaranteed Obligations (other than Guaranteed Expenses) exclude any damages not recoverable against Parent or Merger Sub under the Merger Agreement.

ARTICLE 2.

TERMS AND CONDITIONS

SECTION 2.1  Unconditional Guarantee.

Guarantor acknowledges and agrees with the Company that this Guarantee is a continuing, absolute, and unconditional guarantee, and shall, except as specifically set forth in this paragraph, remain in full force and effect until the date that the Guaranteed Obligations are fully and indefeasibly satisfied and paid.  No amendment to the Merger Agreement or any of the other ancillary documents thereto agreed to by Parent, Merger Sub or the Company shall release or exonerate Guarantor from any of the Guaranteed Obligations.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further rights or obligations under this Guarantee as of the date that is ninety (90) days following the earlier of (i) the Closing Date and (ii) the date on which the Merger Agreement is terminated in accordance with its terms, in each case except in connection with a claim for payment or performance of any Guaranteed Obligation that is brought within such ninety day period (or for any Guaranteed Expenses arising from any such claim), in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final non-appealable judgment of a court of competent jurisdiction (provided that in such proceeding Guarantor may not raise defenses to the extent such defenses have been determined adversely to either Parent or Merger Sub in a final non-appealable judgment of a court of competent jurisdiction).

SECTION 2.2  Dissolution, Liquidation or Insolvency.

In case of the dissolution, liquidation, or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against Parent, Merger Sub or Guarantor all of the Guaranteed Obligations then existing, if any, shall immediately become due and payable from Guarantor.  All payments received from Parent or Merger Sub or on account of the Guaranteed Obligations from whatsoever source, shall be taken and applied as payment in gross, and this Guarantee shall apply to and secure any ultimate balance of the Guaranteed Obligations that shall remain owing to the Company.

SECTION 2.3  Right of Enforcement.

The liability hereunder shall in no way be affected or impaired by any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the Guaranteed Obligations, either express or implied, or of any contract or contracts evidencing any of the Guaranteed Obligations, or of any security or collateral therefor, made in accordance with the terms of the Merger Agreement or as otherwise agreed in writing by the Company, on the one hand, and Parent and/or Merger Sub, as applicable, on the other hand.  The liability hereunder shall in no way be affected or impaired by any acceptance by the Company of any security for or other guarantors upon any of the Guaranteed Obligations, or by any failure, neglect or omission on the part of the Company to realize upon or protect any of the Guaranteed Obligations, or any collateral or security therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property of Parent or Merger Sub toward the liquidation of the Guaranteed Obligations, or by any application of payments or credits thereon.  The Company shall have the exclusive right to determine, subject to the terms of the Merger Agreement, how, when and what application of payments and credits, if any, shall be made on the Guaranteed Obligations, or any part thereof.  In order to hold the Guarantor liable hereunder, there shall be no obligation on the part of the Company, at any time, to resort for payment to Parent or Merger Sub or to any other guaranty, or to any other persons or corporations, their properties or estates, or resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Company shall have the right to enforce this Guarantee irrespective of whether other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

SECTION 2.4  Waiver of Diligence and Presentment.

All diligence in collection or protection, and all presentment, demand, protest and/or notice, as to any and every Person, whether Parent, Merger Sub or Guarantor or others, of dishonor and of default and of non-payment and of the creation and existence of any and all of the Guaranteed Obligations, and of any security and collateral therefor, and of the acceptance of this Guarantee, and of any and all extensions of credit and indulgence hereunder, are waived.  No act or commission or omission of any kind, or at any time, upon the part of the Company in respect to any matter whatsoever, shall in any way affect or impair this Guarantee.

SECTION 2.5  Waiver of Exoneration, Contribution, Reimbursement, etc.

Guarantor will not exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to Guarantor against any Person liable for payment of the Guaranteed Obligations, or as to any security therefor, unless and until the full amount owing to the Company on the Guaranteed Obligations has been paid and the payment by Guarantor of any amount pursuant to this Guarantee shall not in any way entitle Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Guaranteed Obligations or any proceeds thereof or any security therefor unless and until the full amount owing to the Company on the Guaranteed Obligations has been fully and irrevocably satisfied and paid.

SECTION 2.6  Waiver of Defenses.

Guarantor waives any and all defenses, claims and discharges of Parent, Merger Sub or any other Person (other than Guarantor), pertaining to the Guaranteed Obligations, except the defense of discharge by payment in full or as otherwise expressly provided herein.  Without limiting the generality of the foregoing, but subject to the remainder of this Section 2.6, Guarantor will not assert, plead or enforce against the Company any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to Parent, Merger Sub or any other Person liable in respect of any of the Guaranteed Obligations, or any setoff available against the Company to Parent, Merger Sub or any such other Person, whether or not on account of a related transaction.  Notwithstanding the foregoing, to the extent that the Company seeks to enforce this Guarantee:

(i) without having first sought enforcement and payment in respect of applicable Guaranteed Obligations from Parent and/or Merger Sub, Guarantor shall be entitled to assert any and all defenses in respect of the applicable Guaranteed Obligations which Parent and/or Merger Sub, as applicable, would then be entitled to assert with respect to such Guaranteed Obligations,

(ii) in a proceeding and concurrently the Company is seeking enforcement and payment in respect of applicable Guaranteed Obligations from Parent and/or Merger Sub in the same proceeding against Guarantor, then Guarantor shall be entitled to assert any and all defenses in respect of the applicable Guaranteed Obligations which Parent and/or Merger Sub, as applicable, are then asserting in the proceeding with respect to such Guaranteed Obligations,

(iii) in a proceeding and concurrently the Company is seeking enforcement and payment in respect of applicable Guaranteed Obligations from Parent and/or Merger Sub in a separate  proceeding, then Guarantor shall be entitled to assert any and all defenses in respect of the applicable Guaranteed Obligations which Parent and/or Merger Sub, as applicable, are then asserting in their proceeding with respect to such Guaranteed Obligations, and

(iv) in a proceeding after Company has sought enforcement and payment in respect of applicable Guaranteed Obligations from Parent and Merger Sub, and a final nonappealable judgment has been rendered in such proceeding or a written settlement agreement with respect to the applicable Guaranteed Obligations has been entered into by the Company on the one hand and Parent and/or Merger Sub on the other hand, both Company and Guarantor shall be bound by that judgment or settlement agreement in the Company proceeding for purposes of determining the Guaranteed Obligations and Guarantor may not assert any defenses of Parent and/or Merger Sub in respect of the applicable Guaranteed Obligations other than satisfaction, collateral estoppel or res judicata;

provided, in each case, that in no event shall Guarantor be permitted to assert any defense of Parent or Merger Sub arising from insolvency, bankruptcy, dissolution, receivership or other similar relief.

SECTION 2.7Enforcement as to Rescinded Payments.

If any payment applied by the Company to the Guaranteed Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Parent, Merger Sub or any other Person), then the Guaranteed Obligations to which such payment was applied shall for the purposes of this Guarantee be deemed to have continued in existence, notwithstanding such application, and this Guarantee shall be enforceable as to such of the Guaranteed Obligations as fully as if such application had never been made.

SECTION 2.8  No Recourse to Affiliates.

Notwithstanding the fact that the Guarantor may be a limited liability company, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that neither the Company nor any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates (other than Guarantor, Parent and Merger Sub following the Offer Acceptance Time), or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing, has any right of recovery under this Guarantee against, and no liability under this Guarantee shall attach to, the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates (other than, following the Offer Acceptance Time, Guarantor), general or limited partners or assignees of the Guarantor, of Parent, of Merger Sub or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate (other than, following the Offer Acceptance Time, Guarantor), agent or assignee of any of the foregoing that is not the Guarantor (collectively, but not including the Guarantor, Parent or Merger Sub, each an “Affiliate”), whether based on contract, tort or strict liability, and whether by or through attempted piercing of the corporate or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliate, the Guarantor, Parent or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise).  The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Company acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 2.8, and the Guarantor acknowledges that the Company is agreeing to enter into the Merger Agreement in reliance on this Guarantee.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor hereby represents and warrants to the Company as follows:

SECTION 3.1  Organization.

Guarantor is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its organization with full corporate or other power and authority: (i) to carry on in all material respects its business as it is now being conducted and as is contemplated by this Guarantee; and (ii) to execute and deliver this Guarantee, to perform its obligations hereunder, and to consummate the transactions contemplated thereby.

SECTION 3.2  Authority.

Guarantor has the corporate or other power and authority to execute and deliver this Guarantee, to perform its obligations under this Guarantee, and to consummate the transactions contemplated by this Guarantee.  The execution and delivery by Guarantor of this Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action of Guarantor.  Guarantor has duly executed and delivered this Guarantee.  This Guarantee is the legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

SECTION 3.3  No Conflicts.

The execution, delivery and performance by Guarantor of this Guarantee, and the consummation of the transactions contemplated by this Guarantee, do not and will not: (i) violate any provision of the organizational documents of Guarantor; (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Guarantor’s assets; or (iii) violate or conflict with any provision of a Law or any other restriction of any kind or character to which Guarantor or any of its assets is subject.

SECTION 3.4  Approvals, Other Authorizations, Consents, Reports, Etc.

All Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by Guarantor with, to or from any Governmental Authority or other Persons in connection with the execution, delivery, and performance of this Guarantee have been made, filed, given, or obtained.

SECTION 3.5  Financial Capacity

Guarantor is neither entering into the transactions contemplated by this Guarantee, nor intends to make any transfer or incur any obligations hereunder, with actual intent to hinder, delay or defraud either present or future creditors.  Guarantor has, and will have as of the Offer Acceptance Time, the Effective Time and the Closing, sufficient cash available to satisfy the Guaranteed Obligations including, to the extent not paid by Parent and Merger Sub, all amounts to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including Parent and Merger Sub’s costs and expenses and the aggregate Offer Price, the Merger Consideration and all amounts payable in respect of other equity securities of the Company, in each case on the terms and conditions contained in the Merger Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose.

ARTICLE 4.

MISCELLANEOUS

SECTION 4.1  Facsimile Signatures.

Any signature pages of this Guarantee transmitted by telecopier or by electronic mail in portable document format will have the same legal effect as an original executed signature page.

SECTION 4.2  Governing Law.

This Guarantee, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

SECTION 4.3  Notices.

All notices, requests, demands, waivers and other communications required or permitted under this Guarantee will be delivered in accordance with Section 9.7 of the Merger Agreement.  All notices and other communications hereunder to Guarantor shall be in writing and shall be addressed as follows (or at such other address for Guarantor as shall be specified by like notice):

Louis Dreyfus Commodities LLC
40 Danbury Road
Wilton, CT 06897-0810
Attention:  Scott Hogan
Facsimile:  203-761- 2325

with a copy to:

Louis Dreyfus Commodities LLC
40 Danbury Road
Wilton, CT 06897
Attention:  Chief Legal Officer
Facsimile:   (203) 761-2309

SECTION 4.4  Assignment; Successors and Assigns; No Third-Party Beneficiaries.

This Guarantee will not be assignable by Guarantor or the Company without the express prior written consent of the other party and any such assignment without consent will be null and void.  This Guarantee will be binding upon and inure solely to the benefit of the Company and its successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Guarantee.

SECTION 4.5  Headings.

The Section and Article headings contained in this Guarantee are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Guarantee.

SECTION 4.6  Amendment; Modification.

This Guarantee may be amended, modified or supplemented only by written agreement of Guarantor and the Company.

SECTION 4.7  Time of Essence.

Time is of the essence in this Guarantee, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

SECTION 4.8  Mutual Drafting.

This Guarantee is the result of the joint efforts of the Parties, and each provision of this Guarantee has been subject to the mutual consultation, negotiation and agreement of the Parties and there will be no construction against any Party based on any presumption of that Party’s involvement in the drafting of this Guarantee.

SECTION 4.9  Jurisdiction and Consent to Service.

Each of Company and Guarantor: (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the Southern District of New York and the state court sitting in New York County, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Guarantee or the transactions contemplated by this Guarantee shall be brought, tried and determined only in the foregoing courts (the “Chosen Courts”), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Guarantee or the transactions contemplated by this Guarantee in any court other than the aforesaid Chosen Courts.  Guarantor and Company further agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

SECTION 4.10  Waiver of Jury Trial.

(a)    EACH OF COMPANY AND GUARANTOR ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE,

EACH OF COMPANY AND GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE.  EACH OF COMPANY AND GUARANTOR CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10(A).

(b)    The agreement of each of Guarantor and Company to waive its right to a jury trial will be binding on its  successors and assigns and will survive the termination of this Guarantee.

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IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guarantee as of the date first written above.

LOUIS DREYFUS COMMODITIES LLC

By:	/s/ Scott T. Hogan
Name: Scott T. Hogan
Title: Vice President & Treasurer

With respect to Sections 2.8, 4.9 and 4.10:

IMPERIAL SUGAR COMPANY

By:	/s/ H. P. Mechler
Name: H. P. Mechler
Title: Senior Vice President & CFO